As filed with the Securities and Exchange Commission on June 20, 2000
      ---------------------------------------------------------------------
                                                                   File No. 333-
================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------

                         SHIRE PHARMACEUTICALS GROUP PLC
             (Exact name of Registrant as specified in its charter)

         England and Wales                              Not Applicable
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

                         Shire Pharmaceuticals Group plc
                                   East Anton
                                     Andover
                               Hampshire SP10 5RG
                                     ENGLAND
                                (44) 1-264-333455
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                               ------------------

                                William A. Nuerge
                               Shire Richwood Inc.
                             7900 Tanners Gate Drive
                            Florence, Kentucky 41042
                                 (606) 282-2100
    (Name, address, including zip code, and telephone number, including area code, of agent for service)
                               ------------------

              Copies of all orders, notices and communications to:

                             John P. Mitchell, Esq.
                             Cahill Gordon & Reindel
                                 80 Pine Street
                            New York, New York 10005
                                 (212) 701-3000

        Approximate date of commencement of proposed sale to the public:
     From time to time after this registration statement becomes effective.
                               ------------------

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.   [ ]________________
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]_______________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

======================================== ============== ===================== ===================== ==================
                                                          Proposed maximum      Proposed maximum
        Title of each class of           Amount to be    offering price per    aggregate offering       Amount of
      securities to be registered         registered       ordinary share            price          registration fee
---------------------------------------- -------------- --------------------- --------------------- ------------------
ordinary shares, nominal value(pound).05       21,214,628        $ 15.13 (1)       $ 320,977,321.64 (1)     $84,738.01
per share
======================================================================================================================


(1) The proposed maximum offering price per ordinary share and in the aggregate have been estimated solely for the purpose of computing the registration fee. Pursuant to Rule 457(c), the registration fee has been calculated based on the average of the high and low prices for the ordinary shares of Shire on June 14, 2000, as reported on the London Stock Exchange Limited.




                          ----------------------------

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

===============================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.


                   SUBJECT TO COMPLETION, DATED June 20, 2000

PROSPECTUS

                         Shire Pharmaceuticals Group plc
                           21,214,628 Ordinary Shares
                             ----------------------

         21,214,628 ordinary shares, nominal value 5p per ordinary share, of Shire Pharmaceuticals Group plc, a public limited company incorporated under the laws of England and Wales, are being offered by this prospectus. The ordinary shares will be sold from time to time by the selling shareholders named in this prospectus. We will not receive any proceeds from the sale of the ordinary shares.

         The ordinary shares are listed and trade on the London Stock Exchange Limited under the symbol "SHP.L" Three ordinary shares are represented by one American Depositary Share (an "ADS"). The ADSs are evidenced by American Depositary Receipts ("ADRs") and are listed and trade on The Nasdaq National Market under the symbol "SHPGY." On June 14, 2000, the reported closing middle market quotation for the ordinary shares as derived from the London Stock Exchange's Daily Official List was (pound)10.06, equivalent to a price of $45.38 per ADS translated at the exchange rate of (pound)1.00 = $1.5038 as published on such date. On June 14, 2000 the reported closing price of our ADSs as reported on The Nasdaq National Market was $45.125 per ADS.
                              --------------------

         The selling shareholders will pay any expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred by the selling shareholders in disposing of the ordinary shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the ordinary shares covered by this prospectus, including, without limitation, all registration and filing fees, London Stock Exchange listing fees and expenses of our counsel and our accountants.

         See "Risk Factors" starting on page 2 for a discussion of the risks involved with investing in our ordinary shares.
                              --------------------

         Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is June 20, 2000.

                              ABOUT THIS PROSPECTUS

         You should read this prospectus together with the additional information described under the heading "Where You Can Find More Information."



                                TABLE OF CONTENTS

                                                                         Page
                                                                         ----

THE COMPANY...............................................................1

RISK FACTORS..............................................................2

USE OF PROCEEDS...........................................................3

SELLING SHAREHOLDERS......................................................4

PLAN OF DISTRIBUTION......................................................5

INCORPORATION OF DOCUMENTS BY REFERENCE; ADDITIONAL INFORMATION...........6

LEGAL MATTERS.............................................................6

EXPERTS...................................................................6

THE "SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION
  REFORM ACT OF 1995......................................................7

INDEMNIFICATION OF DIRECTORS AND OFFICERS.................................7

                                   THE COMPANY

         We are an international specialty pharmaceutical company with a strategic focus on four therapeutic areas: central nervous system disorders, metabolic diseases, cancer and gastrointestinal disorders. We operate and manage our business in three geographic areas: the United States, Europe and the rest of the world. Within these geographical segments, revenues are derived from three sources: sales of products by our own sales and marketing operations, licensing and development fees, and royalties. Sales and marketing operations are principally in the United States, the United Kingdom, Ireland and Canada. We have expanded our business both organically and through acquisitions, including a merger with Roberts Pharmaceutical Corporation in December 1999.

         We are a public limited company organized under the laws of England and Wales. Our principal executive offices are located in East Anton, Andover, Hampshire SP10 5RG, England and our telephone number is (44) 1-264-33345.

                                  RISK FACTORS

         An investment in the ordinary shares offered hereby involves a high degree of risk. In addition to the other information contained in this prospectus, prospective investors should carefully consider the following risk factors in evaluating Shire and its business before purchasing any of the ordinary shares offered hereby. In addition, see page 16 of our Form 10-K for the year ending December 31, 1999 that we incorporate in this prospectus by reference.

         The trading price of our ordinary shares is volatile. The trading price of our ordinary shares could be subject to wide fluctuations in response to quarter-to-quarter variations in our operating results, developments or disputes concerning intellectual property rights, technological innovations or new products, government regulatory action, general conditions in the pharmaceutical industry, increased price competition, changes in earnings estimates by analysts or other events or factors, many of which are beyond our control. In addition, the stock market has experienced extreme price and volume fluctuations.

         We do not intend to pay cash dividends for the foreseeable future. We have never paid cash dividends on our ordinary shares. We do not intend to pay cash dividends in the foreseeable future. Our credit facility contains various financial covenants which restrict, among other things, our ability to pay cash dividends.

         We are named as a defendant in a large number of lawsuits involving phentermine and may incur significant liability if we lose one or more of these suits. As of April, 2000, we were a defendant in approximately 3,600 lawsuits, in both federal and state courts, which seek damages for, among other things, personal injury arising from phentermine products supplied for the treatment of obesity by us and several other pharmaceutical companies. We have been sued as a manufacturer and distributor of phentermine, an anorectic used in the short-term treatment of obesity and one of the products addressed by the lawsuits. If we are found liable in some or all of these lawsuits for damages in excess of our assets, we would be required to consider reorganizing and seeking protection in bankruptcy or initiating insolvency proceedings. The suits relate to phentermine either alone or together with fenfluramine or dexfenfluramine. In 136 of these suits, the plaintiffs have specifically alleged in the complaint or subsequent discovery that they used Oby-Cap or Oby-Trim, phentermine products produced by us. The lawsuits generally allege the following claims:

     o the defendants marketed phentermine and the other products for the treatment of obesity and misled users about the products and the dangers associated with them;

     o the defendants failed to adequately test phentermine individually and when taken in combination with the other drugs; and

     o the defendants knew or should have known about the negative effects of the drug and should have informed the public about such risks and/or failed to provide appropriate warning labels.

         We became involved with phentermine through the acquisition of certain assets of Rexar Pharmaceutical Corp. in January 1994. In addition to liability as a result of its own production of Oby-Cap, plaintiffs may seek to impose liability on us as a successor to Rexar. Class certification has been sought for certain of the claims made against us and the other defendants. In addition, pending federal lawsuits have been consolidated as a multidistrict litigation in the Eastern District of Pennsylvania.

         We intend to vigorously defend all lawsuits and pursue all available reasonable defenses. Legal expenses have thus far been paid by the insurers of our supplier, Eon Labs Manufacturing Inc. Through approximately March 2000, Eon and its distributors, including us, had exhausted approximately $39 million in insurance proceeds defending the lawsuits. As of March 2000, additional insurance was available to us and the other Eon distributors through Eon's carriers in the amount of approximately $12 million in the aggregate. In addition, we have our own insurance up to a maximum of $3 million for lawsuits filed in the period to April 28, 1998, an unlimited indemnity given by Eon and a limited indemnity from the former shareholders of Shire Richwood Inc. ("SRI") given at the time of our acquisition of SRI. We have already spent a substantial amount of resources in managing these lawsuits and will continue to do so.

         Through April 2000, we were named as a defendant in approximately 3,600 lawsuits and had been dismissed from approximately 500 of these cases. There are approximately 2,400 additional cases pending dismissal as of April 25, 2000. In only 136 cases pending was it alleged in the complaint or subsequent discovery that the plaintiff had used our particular product and we have been dismissed from 30 of these cases as well.

                                 USE OF PROCEEDS

         The selling shareholders who offer and sell their ordinary shares will receive all net proceeds from the sale of the ordinary shares. We will not receive any proceeds from the sale of the ordinary shares.

                              SELLING SHAREHOLDERS

         We have agreed to register 21,214,628 ordinary shares owned by the selling shareholders. These ordinary shares were acquired by Robert A. Vukovich and Yamanouchi Group Holdings, Inc. in connection with the merger of Shire and Roberts Pharmaceutical Corporation in December of 1999. The ordinary shares held by the selling shareholders are being registered to permit public resale of these ordinary shares. See "Plan of Distribution."

         The following table includes (i) the identity of each selling shareholder; (ii) the amount of ordinary shares owned by the selling shareholder before the offering, (iii) the amount of ordinary shares each selling shareholder is offering for its account and (iv) the amount and, if one percent or more, the percentage of each selling shareholder will own after completion of the offering, assuming all ordinary shares covered by this prospectus are sold.

         Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to ordinary shares. Unless otherwise indicated below, to our knowledge, the selling shareholders have sole voting and investment power with respect to their respective ordinary shares, except to the extent authority is shared by spouses under applicable law. The inclusion of any ordinary shares in this table does not constitute an admission of beneficial ownership for the person named below.

                                                                                        Number of       Percent of
                                                                                         Ordinary        Ordinary
                                         Number of Ordinary                               Shares          Shares
                                         Shares Beneficially    Number of Ordinary     Beneficially    Beneficially
Name of Selling                            Owned Prior to         Shares Offered       Owned After      Owned After
Shareholder                                    Offering               Hereby           Offering (1)    Offering (1)
-----------                                    --------               ------           ------------    ------------

Robert A. Vukovich (2)                          7,385,742              5,422,922        1,962,820            *
Yamanouchi Group Holdings, Inc.(3)             15,791,706             15,791,706            0                0


(1)  Assumes the sale of all ordinary shares offered by this prospectus.
(2) Includes ordinary shares held in the form of ADS and ordinary shares issuable upon the exercise of options.
(3)  All ordinary shares are held in the form of ADSs.
*    Less than 1%.

                              PLAN OF DISTRIBUTION

         We are registering the ordinary shares on behalf of the selling shareholders. As used in this prospectus, the term "selling shareholders" includes donees, pledgees, transfers or other successors-in-interest selling shares received from a selling shareholder as a gift, pledge, partnership distribution or other non-sale related transfer after the date of this prospectus. All costs, expenses and fees in connection with the registration of the ordinary shares offered under this prospectus will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of ordinary shares will be borne by selling shareholders. Sales of ordinary shares may be effected by the selling shareholders from time to time in one or more types of transactions (which may include block transactions) on the London Stock Exchange, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the ordinary shares, through short sales of ordinary shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. In addition to the foregoing types of transactions, the selling shareholders may effect sales of ADSs in the Nasdaq National Market. The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of ordinary shares by the selling shareholders.

         The selling shareholders may effect such transactions by selling ordinary shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling shareholder and/or the purchasers of ordinary shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         The selling shareholders and any broker-dealers that act in connection with the sale of ordinary shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the ordinary shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the ordinary shares against certain liabilities, including liabilities arising under the Securities Act.

         Because selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling shareholders may be subject to the prospectus delivery requirements of the Securities Act.

         The selling shareholders also may resell all or a portion of the ordinary shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

         Upon our being notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of ordinary shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling shareholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction.

         INCORPORATION OF DOCUMENTS BY REFERENCE; ADDITIONAL INFORMATION

         We "incorporate by reference" information we file with the Securities and Exchange Commission (the "Commission"), which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we file with the Commission in the future will automatically update and supersede information in this prospectus. Those future filings include annual reports on Form 10-K, quarterly reports on Form 10-Q that are designated as being incorporated by reference into this prospectus and other reports we file with the Commission.

         This prospectus incorporates by reference the following documents that we previously filed with the Commission and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all the ordinary shares offered by this prospectus are sold. These documents contain important information about us and our finances.

     o Shire's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, as amended.

     o    Shire's Quarterly Report on Form 10-Q for the period ending March 31,
          2000.

     o Shire's Proxy Statement on Schedule 14A for the fiscal year ended December 31, 1999.

     o Shire's Current Report on Form 8-K as filed with the Commission on February 29, 2000.

     o the description of our ordinary shares contained in Shire's Registration Statement on Form F-1 as filed with the Commission on March 25, 1998

         Shire files annual and special reports and other information with the Commission. You may read and copy any of our reports, statements or other information at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Room. Our Commission filings are also available to the public from commercial document retrieval services. The website maintained by the Commission is http://www.sec.gov.

         You may also request a copy of these filings, at no cost, by writing or telephoning us at our principal executive offices at this address: Shire Pharmaceuticals Group plc, East Anton, Andover, Hampshire SP10 5RG, England,
Attention: Neil Harris, Esq.

                                  LEGAL MATTERS

         The validity of the ordinary shares offered under this prospectus will be passed upon for Shire by Slaughter & May, U.K. Counsel to Shire.

                                     EXPERTS

         The consolidated financial statements incorporated by reference in the prospectus and elsewhere in the Registration Statement, have been audited and reported by Arthur Andersen Chartered Accountants, Ernst & Young LLP and PricewaterhouseCoopers LLP and upon the authority of such firms as experts in auditing and accounting.

                        THE "SAFE HARBOR" STATEMENT UNDER
              THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

         Statements included herein which are not historical facts are forward looking statements. The forward looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, our results could be materially affected. The risks and uncertainties include, but are not limited to, risks associated with the inherent uncertainty of pharmaceutical regulation and approval, product liability litigation and other risks and uncertainties detailed from time to time in our filing with the Commission including the annual report on Form 10-K for the year ended December 31, 1999.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Except as hereinafter set forth, there is no charter provisions, by-law, contract, arrangement or statute under which any director or officer of Shire is insured or indemnified in any manner against any liability which he may incur in his capacity as such.

         Pursuant to Paragraph 141 of the Articles of Association of Shire, every person who was or is a director, alternate director or secretary of Shire shall be indemnified out of the assets of Shire for all costs, charges, losses and liabilities incurred in the proper execution of such person's duties or the proper exercise of such person's powers, authorities and discretions.

         Under Section 310 of the Companies Act, Shire may not indemnify an officer against any liability that by virtue of any rule of law would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to Shire, except that under section 310(3) of the Companies Act, Shire is not prevented, inter alia, (a) from purchasing and maintaining for any such officer such insurance against any such liability, or (b) from indemnifying an officer against any liability incurred by him in defending any proceedings (whether civil or criminal), in which judgment is given in his favor or he is acquitted, or in connection with any application in which relief is granted to him by the court in case of honest and reasonable conduct.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

         The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Shire in connection with sale of the ordinary shares being registered (all amounts are estimated except the SEC Registration Fee):

                                                                     Amount to
                                                                      Be Paid
                                                                      -------

       SEC Registration Fee.................................          $84,739
       Accounting Fees and Expenses.........................           25,000
       Legal Fees and Expenses..............................           25,000
       Printing Expenses....................................           20,000
       Miscellaneous........................................            5,261
                                                                     --------

                Total.......................................         $160,000
                                                                     ========


Item 15.  Indemnification Of Directors And Officers.

         Except as hereinafter set forth, there is no charter provisions, by-law, contract, arrangement or statute under which any director or officer of Shire is insured or indemnified in any manner against any liability which he may incur in his capacity as such.

         Pursuant to Paragraph 141 of the Articles of Association of Shire, every person who was or is a director, alternate director or secretary of Shire shall be indemnified out of the assets of Shire for all costs, charges, losses and liabilities incurred in the proper execution of such person's duties or the proper exercise of such person's powers, authorities and discretions.

         Under Section 310 of the Companies Act, Shire may not indemnify an officer against any liability that by virtue of any rule of law would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to Shire, except that under section 310(3) of the Companies Act, Shire is not prevented, inter alia, (a) from purchasing and maintaining for any such officer such insurance against any such liability, or (b) from indemnifying an officer against any liability incurred by him in defending any proceedings (whether civil or criminal), in which judgment is given in his favor or he is acquitted, or in connection with any application in which relief is granted to him by the court in case of honest and reasonable conduct.

Item 16.  Exhibits and Financial Statement Schedules.

     (a)  Exhibits

         Exhibit No.    Description

            *3.1        Memorandum and Articles of Association of Shire

            *4.1 Form of Deposit Agreement among Shire, Morgan Guaranty Trust Company of New York and Holders from time to time of Shire's ADSs

            *4.2        Form of Ordinary Share certificate

            *4.3        Form of ADR certificate (included within Exhibit 4.1)

            5.1 Opinion of Slaughter & May regarding the validity of the ordinary shares

            *+10.1 License Agreement between Shire and Nycomed Pharma AS dated January 14, 1987, as amended

            *10.2 License Agreement between Shire and Nycomed Pharma AS dated May 25, 1992

            *+10.3 Agreement by and between Shire and Nycomed Pharma AS dated September 27, 1993

            *+10.4 Trademark License Agreement between Shire and Nycomed Pharma AS dated October 23, 1995

            *+10.5 License Agreement between Shire and Novartis Pharma A.G. Limited dated August 31, 1995

            *+10.6 Agreement between Shire and MacFarlan Smith Limited dated June 16, 1997

            *+10.7 Extraction Agreement between Shire and MacFarlan Smith Limited dated June 16, 1997

            *+10.8 License Agreement between Shire and Johnson Matthey plc dated February 2, 1996

            *+10.9 License Agreement between Shire, Johnson Matthey plc and Anormed Inc. dated December 15, 1997

            *+10.10 License Agreement between Shire and Johnson Matthey plc dated December 15, 1997

            *+10.11 License Agreement Shire and Synaptech Inc. dated November 30, 1995

            *+10.12 Agreement between Shire and Janssen Pharmaceutica N.V. dated November 30, 1995

            *+10.13 Global Co-Development, Know-how and Supply Agreement between Shire an Janssen Pharmaceutica N.V. dated November 30, 1995

            *+10.14 Pharmaceutical Formulation License Agreement between Shire and Hyal Pharmaceutical Corporation dated March 1, 1995

            *+10.15 Development and License Agreement between Shire and NeuroSearch A/S dated February 5, 1998

            *10.16 Agreement and Plan of Merger among Shire and Richwood Pharmaceutical Company, Inc. dated August 1, 1997

            *10.17      SHL Scheme

            *10.18      SPC Scheme

            *10.19      Executive Scheme

            *10.20      Sharesave Scheme

            *10.21      Employee Stock Purchase Plan

            **10.22 Asset Purchase Agreement among Shire, Shire Supplies U.S. LLC, Arenol Corporation, Richard Vorisek and Robert Jaeder dated March 5, 1999

            **+10.23 Amendment Agreement to Global Co-Development, Know-How and Supply Agreement between Shire and Janssen Pharmaceutica N.V. dated July 22, 1999

            **10.24 Agreement and Plan of Merger by and among Shire Pharmaceuticals Group plc, Ruby Acquisition Sub Inc. and Roberts Pharmaceutical Corporation dated July 26, 1999

            **10.25 Share Purchase Agreement among Fuisz International Limited, Fuisz Technologies Ltd. and Shire Holdings Europe Limited dated October 22, 1999

            **10.26 Amended and Restated Credit Agreement among Shire, its subsidiaries, various financial institutions and DLJ Capital Funding, Inc. as administrative agent and syndication agent, dated November 19, 1999.

            **21.1      List of subsidiaries

            23.1        Consent of Arthur Andersen Chartered Accountants

            23.2        Consent of Ernst & Young LLP

            23.3        Consent of PricewaterhouseCoopers LLP

-----------------
* Incorporated by reference to the exhibits of Shire's Registration Statement of Form F-1 (No. 333-8394).

** Incorporated by reference to Shire's Registration Statement on Form F-4 (No. 333-90947).

+ Portions of this document, for which Shire has been granted confidential treatment, have been redacted and filed separately with the Securities and Exchange Commission.

Item 17.  Undertakings.

         The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus required by Section 10(a)(3)
               of the Securities Act of 1933 ("Securities Act);

                    (ii) To reflect in the prospectus any facts or events
               arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                    (iii) To include any material information with respect to
               the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned registrant hereby undertakes to file, if necessary, an application for the purpose of determining the eligibility of the Trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939, as amended, in accordance with the rules and regulations prescribed by the Securities and Exchange Commission under Section 605(b)(2) of such Act.

         The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         The undersigned registrant hereby undertakes that:

                  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Andover, England, on the 19th day of June, 2000.

                                              SHIRE PHARMACEUTICALS GROUP PLC


                                              By /s/Rolf Stahel
                                                 --------------
                                                 Rolf Stahel
                                                 Chief Executive


                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Angus Russell and Neil Harris, and each of them acting individually, as his attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to any and all amendments to said Registration Statement.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                 Name                                  Capacity                        Date
                 ----                                  --------                        ----
           /s/ Rolf Stahel                Chief Executive Officer              June 19, 2000
---------------------------------------   (Principal executive officer)
             Rolf Stahel


          /s/ Angus Russell               Group Finance Director               June 19, 2000
---------------------------------------   (Principal financial officer and
            Angus Russell                 principal accounting officer)


         /s/ James Cavanaugh              Director, Non-executive              June 19, 2000
---------------------------------------
         Dr. James Cavanaugh


          /s/ Wilson Totten                Group R&D Director                  June 19, 2000
---------------------------------------
          Dr. Wilson Totten


           /s/ Barry Price                Director, Non-executive              June 19, 2000
---------------------------------------
           Dr. Barry Price


                                      -13-



         /s/ Bernard Canavan              Director, Non-executive              June 19, 2000
---------------------------------------
          Dr. Bernard Canavan


          /s/ Zola Horovitz               Director, Non-executive              June 19, 2000
---------------------------------------
          Dr. Zola Horovitz


         /s/ Ronald Nordmann              Director, Non-executive              June 19, 2000
---------------------------------------
           Ronald Nordmann


           /s/ Joseph Smith               Director, Non-executive              June 19, 2000
---------------------------------------
             Joseph Smith


         /s/ John Spitznagel              Director, Non-executive              June 19, 2000
---------------------------------------
             John Spitznagel



                                      -14-